Keryx Biopharmaceuticals, Inc. Announces First Quarter 2008 Financial Results

Keryx to Host Investor Conference Call on Monday, May 12, 2008 at 8:30am EDT

NEW YORK, May 9, 2008 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including renal disease and cancer, today announced its results for the first quarter ended March 31, 2008.

At March 31, 2008, the Company had cash, cash equivalents, investment securities, interest receivable and license receivable of $47.6 million, as compared to $64.7 million at December 31, 2007. In April 2008, we received a payment of $8.0 million that was classified as a license receivable at March 31, 2008. The payment was made pursuant to the September 2007 licensing agreement among Keryx, Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd.

The net loss for the first quarter ended March 31, 2008 was $34,536,000, or $0.79 per share, compared to a net loss of $21,813,000, or $0.50 per share, for the first quarter in 2007, representing an increase in net loss of $12,723,000. The increase in net loss was primarily attributable to costs associated with the cessation of our development of Sulonex. Such costs included an $11,037,000 non-cash impairment charge related to the write-down of the assets of the Sulonex manufacturing suite to their estimated fair value, and a $2,063,000 provision for estimated costs relating to the required restoration of the manufacturing facility to its original condition, partially offset by a decrease of $2,264,000 in non-cash compensation expense, primarily related to stock options and restricted stock previously issued to our President, whose employment was terminated as part of our restructuring. The increase in net loss also included a $1,811,000 impairment charge related to our investments in auction rate securities due to their current lack of liquidity.

Commenting on the quarter, Michael S. Weiss, Keryx's Chairman and Chief Executive Officer, said, "The first quarter of 2008 has been the most challenging one for the Company since I joined back in 2002. However, with the restructuring now substantially complete, I believe that Keryx is now well-positioned to move Zerenex and Perifosine forward through advanced clinical development.” Weiss continued, “On the financial side, with respect to our strategic licensing arrangement for Zerenex in Japan, the Company has received an additional $8 million milestone payment from JT/Torii and, coupled with our existing cash resources and reduced overhead structure, we believe that we are well-positioned to focus our resources on creating value in our drug candidates.”

On Monday, May 12, 2008, at 8:30am EDT, the Company will host an investor conference call to provide a brief financial overview of the Company’s first quarter financial results.

In order to participate in the conference call, please call 1-800-723-6575 (U.S.), 1-785-830-1997 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including renal disease and cancer. Keryx is developing Zerenex(TM) (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Zerenex is currently in Phase 2 clinical development for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease. The Company is also developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that modulates Akt, a protein in the body associated with tumor survival and growth. KRX-0401 also modulates a number of other key signal transduction pathways, including the JNK and MAPK pathways, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in Phase 2 clinical development for multiple tumor types. The Company also has an in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: There can be no assurance that the Company will complete cost-effective clinical trials or meet, as anticipated, the development timelines for the drug candidates in its pipeline, including Zerenex and KRX-0401, or that the Company's stock will not be affected by other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

KERYX CONTACT:
Lauren Fischer
Director - Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: lfischer@keryx.com

Source: Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc.
Selected Consolidated Financial Data
(Thousands of Dollars, Except Share and Per Share Data)

Statements of Operations Information:
	Three Months Ended March 31, (unaudited)
	2008	2007

REVENUE:
License revenue	$199	$--
Diagnostic revenue	--	30
Service revenue	--	12
TOTAL REVENUE	199	42

OPERATING EXPENSES:
Cost of diagnostics sold	--	22
Cost of services	--	32

Research and development:
Non-cash compensation	(980)	995
Other research and development	30,828	17,446
Total research and development	29,848	18,441

Selling, general and administrative:
Non-cash compensation	1,717	2,006
Other selling, general and administrative	1,967	2,795
Total selling, general and administrative	3,684	4,801

TOTAL OPERATING EXPENSES	33,532	23,296

OPERATING LOSS	(33,333)	(23,254)

OTHER INCOME:
Interest and other (expense) income, net	(1,203)	1,441

NET LOSS	$(34,536)	$(21,813)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.79)	$(0.50)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	43,718,077	43,506,236

Balance Sheet Information:
	March 31, 2008	December 31, 2007*
	(unaudited)
Cash, cash equivalents, interest
receivable and investment securities	$39,560	$64,682
License receivable	8,000	--
Total assets	52,775	81,061
Accumulated deficit	(312,810)	(278,274)
Stockholders’ equity	10,845	44,422

* Condensed from audited financial statements.